CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF ACTINIUM PHARMACEUTICALS, INC.

1. Name of corporation:

   Actinium Pharmaceuticals, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

   Article FOURTH

"FOURTH: The amount of the total stock this Corporation is authorized to issue is 250,000,000 shares with a par value of $0.001 per share.

(a) Common Stock. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is 200,000,000 shares at a par value of $0.001 per share

(b) Preferred Stock. The aggregate number of shares of Preferred Stock which the corporation shall have authority to issue is 50,000,000 shares, par value $0.001, which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation.

(c) Preemptive rights. No stockholder of the Corporation shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock of the Corporation."

Article TENTH (b)

"(b) Term. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Class I shall consist of two independent directors, Class II Shall consist of two directors, and Class III shall consist of the chief executive officer. Each director shall serve until his successor is duly elected and qualified, or until his retirement, death, resignation or removal. In order to implement a staggered Board of directors, Class I shall serve a twelve (12) month term from the date of the 2013 annual shareholders meeting; Class II shall serve a thirty (30) month term from the date of the 2013 annual shareholders meeting; and Class III shall serve a thirty-six (36) month term from the date of the 2013 annual shareholders meeting."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of (i) the amendment to Article FOURTH is: 76.9% and (ii) the amendment to Article TENTH (b) is 79.1%.

4. Effective date of filing (optional): Upon filing

5. Officer Signature (Required):

[signature]

Kaushik J. Dave, President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:51 PM 01/07/2014
FILED 11:36 AM 01/07/2014
SRV 140014502 - 5306858 FILE